Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Spinnaker ETF Series and to the use of our report dated April 29, 2022 on the financial statements and financial highlights of The Cannabis ETF, a series of shares of beneficial interest in Spinnaker ETF Series. Such financial statements and financial highlights appear in the February 28, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 28, 2022